5835 Peachtree Corners East, Suite D
Norcross, GA 30092

Contacts
Media: Deanne Eagle, Cameron Associates – 917-837-5866
Bill Wells, Guided Therapeutics – 770-242-8723
Investors: Alison Ziegler, Cameron Associates – 212-554-5469

Guided Therapeutics Reports Third Quarter 2010 Results

Key Highlights:

•	Filed LightTouch™ premarket approval (PMA) application with FDA
•	Received $1 million grant extension from National Cancer Institute
•	Completed $3 million financing
•	Scheduled to exhibit at Medica 2010 – largest medical trade fair in the world

Norcross, GA (November 11, 2010) -- Guided Therapeutics, Inc. (OTCBB& OTCQB: GTHP) today announced its operating results for the third quarter and first nine months ended September 30, 2010.

Service revenue for the third quarter of 2010 was $676,000, compared to revenue of $577,000 in the third quarter of 2009.  For the nine months ended September 30, 2010, revenue was $2.3 million versus $1.0 million for the same period last year.  The increase in revenue was primarily due to contracts relating to our core cancer detection technology.

The net loss available to common stockholders for the third quarter of 2010 was $635,000 or $0.01 per share, compared to a net loss available to common stockholders of $2.1 million, or $0.12 per share, in the comparable quarter of 2009. For the first nine months of 2010, the net loss available to common stockholders was $4.3 million or $0.12 per share, compared to a net loss available to common stockholders of $5.0 million, or $0.30 per share, in the first nine months of 2009.

As a result of our recently completed financing and continued support from the National Cancer Institute, cash and cash equivalents at September 30, 2010 was $2.9 million, up from $373,000 at June 30, 2010.

“We accomplished a great deal in the third quarter and significantly advanced our LightTouch non-invasive cervical cancer detection program with the FDA filing, NCI grant extension and recent financing,” said Mark L. Faupel, Ph.D., chief executive officer and president of Guided Therapeutics.  “We plan to continue to work with the FDA to gain approval for the LightTouch in the United States, where it has the potential to greatly improve the detection of cervical disease and limit unnecessary biopsies.  We also expect to achieve ISO 13485 certification early in 2011 as a precursor to the CE mark for clearance to market in Europe.”

“The combination of grants, our recent $3.0 million financing and ongoing revenue from our partnership with Konica Minolta is expected to provide sufficient resources to get us through the regulatory process as well as the ramp up of early manufacturing and marketing,” said Dr. Faupel.

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Guided Therapeutics – 3Q 2010
November 11, 2010

About The LightTouch™

The LightTouch, which consists of a base unit and single-patient-use calibration disposable, scans the cervix with light to identify cancer and pre-cancer painlessly and non-invasively.  Guided Therapeutics’ patented biophotonic technology is able to distinguish between normal and diseased tissue by detecting biochemical and morphological changes at the cellular level. Unlike Pap or HPV tests, the LightTouch test does not require laboratory analysis or a tissue sample, is designed to provide results immediately and eliminate costly unnecessary testing.

 About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB and OTCQB: GTHP) is developing a rapid and painless test for the early detection of disease that leads to cervical cancer.  The technology is designed to provide an objective result at the point of care, thereby improving the management of cervical disease.  Unlike Pap and HPV tests, the device does not require a painful tissue sample and results are known immediately.  GT has also entered into a partnership with Konica Minolta Opto to develop a non-invasive test for Barrett’s Esophagus using the LightTouch technology platform. For more information, visit GT’s web site www.guidedinc.com.

The Guided Therapeutics LightTouch™ Cervical Scanner is an investigational device and is limited by federal law to investigational use.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and subsequent quarterly reports.

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Guided Therapeutics – 3Q 2010
November 11, 2010

GUIDED THERAPEUTICS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED
September 30, 2010 AND 2009
(In Thousands, Except Per Share Data)

	Three Months Ended September 30		Nine Months Ended September 30
	2010	2009	2010	2009
Revenue	$676	$577	$2,302	$1,000

Expenses
Research & Development	509	364	1,406	1,007
Sales and Marketing	21	14	99	42
General & Administration	751	422	2,030	1,299
Total Operating Expense	1,281	800	3,535	2,348

Operating Loss	(605)	(223)	(1,233)	(1,348)

Loss on Debt Forgiveness	-	(782)		(782)

Interest & Other Income (expense)	(30)	(1,065)	(1,333)	(2,640)
Net Loss	(635)	(2,070)	(2,566)	(4,770)
Preferred Stock Dividends	-	(58)	(1,700)	(178)
Net Loss Attributable to Common Stockholders	$(635)	$(2,128)	$(4,266)	$(4,948)

Basic and Diluted Net Loss per Share	$(0.01)	$(0.12)	$(0.12)	$(0.30)

Basic and Diluted Weighted Average Shares Outstanding	44,483	17,192	35,784	16,424

Selected Balance Sheet Data (Unaudited)

	September 30, 2010	December 31, 2009
Cash & Cash Equivalents	2,885	230
Working Capital (Deficit) surplus	194	(12,354)
Total Assets	3,425	789
Accumulated Deficit	78,165	75,599
Stockholders’ (Deficit) surplus	491	(12,079)
Redeemable Preferred Stock	0	1,962

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